Exhibit 10.2

PROCESSING AND PRODUCTION OUTSOURCING CONTRACT

Party A: Harbin Ice Lantern Noodle Factory

Party B:  Harbin Hainan Kang-Da Cactus Health Food Co., Ltd.

Under the principle of mutual support, mutual benefit and common development, Party A and Party B have entered into the following agreement regarding the outsourcing of the production and processing of Cactus Original Flavor Noodle by Party B to Party A:

1.               The term of cooperation will be 3 years: Party A shall produce 10-20 tons of fine quality Cactus Original Flavor Noodle monthly in accordance with Party B’s requirements. Inspection reports (according to national standards) shall be issued and the products can only leave the factory after passing the quality inspection.

2.               After receiving the written order for processing from Party B, Party A shall give priority to the production and organize the production in strict compliance with the processing and technical specifications set out by Party B.

3.               Party A shall be responsible for providing the flour for production of Cactus Original Flavor Noodle for Party B, which shall be Party A’s own Premium Grade II flour. The unit price shall be RMB 1.00 Yuan/500g (this price is subject to change according to the market price upon a 15-day notice by Party A to Party B), and the processing fee will be RMB 0.25 Yuan/500g.

4.               Before Party B requests Party to start the processing of Cactus Original Flavor Noodle, Party B shall provide the quality requirements and technical specifications, and supply the raw materials and additives for the production of Cactus Original Flavor Noodle. Party A shall carry out the production in strict compliance with Party B’s quality requirements and technical specifications. If the production is not carried out according to Party B’s specifications, which renders the quality of the processed products not up to the standards, Party A shall be liable for any losses.

5.               Calculations:

(1) (Remaining dough from previous cycle + existing dough for current cycle + new dough) x 0.25 Yuan/500g = processing fee

(2) (Remaining dough from previous cycle + existing dough for current cycle + new dough + remaining flour from current cycle) – (Remaining dough from previous cycle + existing dough for current cycle) = new dough (1.00 Yuan/500g).

(3) The calculation method will be as follows after Party B adopts new packaging: Weight of the final noodle products – package weight = new dough (1.00 Yuan/500g)

Weight of the final noodle products – package weight = processing fee (0.25 Yuan/500g) Upon delivery, Party B shall make the payment.

6.               Any other issues not included in this Contract shall be settled through negotiation between the two parties. This Contract is executed in two counterparts, one for each party. The Contract will enter into effect upon execution and seals of the both parties.

Party A:  Harbin Ice Lantern Noodle Factory

Authorized Representative:                                              [name illegible]

[Seal:] Harbin Ice Lantern Noodle Factory

Party B:  Harbin Hainan Kang-Da Cactus Health Food Co., Ltd.

Authorized Representative:                                              Zhou Lixian

[Seal:] Harbin Hainan Kang-Da Cactus Health Food Co., Ltd.

March 10, 2006